UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, NJ 07728

(732) 577-9997

Fax: (732) 577-9980

FOR IMMEDIATE RELEASE	January 20, 2017

	Contact:	Nelli Madden 732-577-9997

UMH PROPERTIES, INC. DECLARES COMMON AND PREFERRED DIVIDENDS

FREEHOLD, NJ, January 20, 2017…...........On January 19, 2017 the Board of Directors of UMH Properties, Inc. (NYSE:UMH) declared its quarterly cash dividend on the Company’s Common Stock of $0.18 per share payable March 15, 2017, to shareholders of record at the close of business on February 15, 2017. The Company’s annual dividend rate on its Common Stock is $0.72 per share.

Also, on January 19, 2017, the Board of Directors declared a quarterly dividend of $0.515625 per share for the period from December 1, 2016 through February 28, 2017, on the Company’s 8.25% Series A Cumulative Redeemable Preferred Stock payable March 15, 2017, to shareholders of record at the close of business on February 15, 2017. Series A preferred share dividends are cumulative and payable quarterly at an annual rate of $2.0625 per share.

In addition, on January 19, 2017, the Board of Directors declared a quarterly dividend of $0.50 per share for the period from December 1, 2016 through February 28, 2017, on the Company’s 8.0% Series B Cumulative Redeemable Preferred Stock payable March 15, 2017, to shareholders of record at the close of business on February 15, 2017. Series B preferred share dividends are cumulative and payable quarterly at an annual rate of $2.00 per share.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 105 manufactured home communities containing approximately 19,100 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana and Michigan. In addition, the Company owns a portfolio of REIT securities.

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A NYSE Company: Symbol - UMH

since 1968